Exhibit 99.1

Contact:	Wayne Wetherell
ImageWare Systems, Inc.
858-673-8600

For Immediate Release

ImageWare Systems Reports 2005 Third Quarter Results

Company Narrows Net Loss – Increases Quarter-to-Quarter Revenues

SAN DIEGO, November 10, 2005 – ImageWare Systems, Inc. (AMEX: IW), a world leading developer and provider of identity management solutions, today reported a narrower net loss and an increase in quarter over quarter revenues for the third quarter ended September 30, 2005.

For the quarter ended September 30, 2005, total revenues increased to $2.5 million, up 39% from $1.8 million reported for the third quarter of 2004. The increase from the prior year is due to increases in revenues of $0.3 million from the Company’s identification segment and $0.5 million from the sublicensing of our Image Editing System patent.  The net loss for the quarter decreased 9.2% to $1.4 million, or $0.10 per share, compared with a net loss of $1.5 million, or $0.13 per share for the same period last year.

The loss from operations decreased 5.4% to $1.5 million in the quarter as compared to $1.6 million in the third quarter of 2004.  The decrease is due to higher sales in our identification segment combined with sublicensing revenues offset by lower gross margins due to our product mix.  The 2005 quarter contains a higher percentage of sales from hardware and consumables (which have higher costs than software only solutions) than the comparable 2004 period which contained an unusually high percentage of software.

“As evidenced by our third quarter deliveries of products to NEC and the U.S. government, we continue to see keen interest in both the private and public sectors in our biometrically enabled identify management solutions,” said IWS Chairman and CEO Jim Miller.

“We look forward to what we believe will be an accelerated adoption of the types of solutions we offer and to the increase in shareholder value that adoption will bring.  During the third quarter we saw the continued validation of ImageWare’s products and capabilities with the following positive developments:

•                  The selection by a Mexican government entity to deliver a comprehensive multi-biometric identity management system for visitor and access control at a government installation. The initial order is valued at approximately $200,000 and is expected to be completed in the 4th quarter. Options for additional implementations, which are expected to be exercised by the end of this year or during the first quarter of 2006, will result in a total contract value of approximately $600,000.

•                  The execution of a licensing agreement with NEC Personal Products, Ltd, a wholly owned subsidiary of NEC Corporation that will bring the power of IWS Desktop Security to the largest personal computer provider in Japan.  IWS Desktop Security is a comprehensive authentication management platform that is optimized to enhance corporate security and usability, avoiding unauthorized access to mission-critical data.  NEC will incorporate the technology in 34 models of computers by including an embedded TPM chip with IWS Desktop Security as a standard configuration.  This technology will provide users with an additional layer of security such as password management and file/folder encryption using the strong encryption features of the TPM chip.

•                  Joint collaboration between NEC Personal Products, Ltd and IWS to integrate ImageWare’s authentication security technology into NEC’s fingerprint sensor embedded computer product lines with will integrate additional security to the NEC’s laptop product line.

•                  The expansion of installation platforms for IWS’ Biometric engine to include Sun Solaris 10 and Red Hat Linux 4.  The support for Solaris and Linux provides ImageWare’s customers a choice of server platforms across our biometric engine, secure credential and law enforcement product lines.

•                  Selection by an undisclosed US Federal governmental agency, of the Company’s Biometric Engine, for a multi-phase Federal government security project.  The initial phase of this project valued at approximately $500,000, will leverage the IWS Biometric Engine as an enrollment, management and authentication platform using multiple biometric identifiers including face, LiveScan fingerprints, iris, writer’s palm, voice and signature.

•                  Selection by the Ogden City Utah Police Department of IWS’ facial recognition and digital composite sketching technology as part of its large-scale suspect identification initiative.

By incorporating ImageWare’s biometric facial recognition and digital composite sketching technology, the Ogden City Police Department is able to further streamline current law enforcement identification procedures by enabling officers to conduct facial recognition searches against its existing records management system, as well as composites created with ImageWare’s digital composite sketching technology.

•                  The extension of ImageWare’s identification suite of products with the launch of two entry-level ID software applications – IWS EPI ID and IWS EPI Xpress.  IWS EPI ID software is an easy-to-use photo identification solution designed for organizations looking to create simple, professional looking photo ID badges.  IWS EPI Xpress is a quick and simple photo badging solution that enables organizations to instantly print photo IDs for employees, visitors, events and more.  These product offering integrate IWS’ experience in secure credentials to develop two affordable and easy-to-use solutions that enable organizations of all sizes the ability to create and manage basic-to-complex photo identifications. “

About ImageWare Systems, Inc.
ImageWare Systems, Inc. (AMEX:IW) is a world leading developer and provider of identity management solutions, providing biometric, secure credential, law enforcement and digital imaging technologies. Scalable for worldwide deployment, the Company’s biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare’s identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare’s digital booking products provide law enforcement with integrated mug shot, fingerprint LiveScan and investigative capabilities. The Company also provides comprehensive digital workflow solutions for the professional photography industry. ImageWare is headquartered in San Diego, with offices in Canada and Germany. For more information visit www.iwsinc.com.

Safe Harbor Statement
Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include, but are not limited to references to the proposed financing, the anticipated use of the net proceeds of the proposed financing, and expectations regarding future operating results. Forward-looking statements involve known or unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the risk that the equity investment does not close as anticipated; the risk that the Company’s target markets will not grow as expected; risks related to our ability to achieve and sustain profitability and generate cash internally or to obtain adequate capital for operations from outside sources; risks related to our acquisition strategies and the integration of acquired companies; risks associated with our dependence on a small number of large sales to customers with political purchasing constraints; risks related to our lengthy sales cycle; our reliance on third-party systems integrators and on third-party technology licenses; fluctuations in our operating results; continued new product introductions and market acceptance of our new products; new product introductions by competitors; technological changes in the our industry; uncertainties regarding intellectual property rights. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange commission.

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SELECTED COMPARATIVE FINANCIAL HIGHLIGHTS

In thousands, except share and per share amounts

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues
Product	$1,981	$1,295	$5,744	$5,194
Maintenance	524	495	1,545	1,397
Total Revenues	2,505	1,790	7,289	6,591

Cost of Revenue
Product	613	208	2,068	1,162
Maintenance	255	236	750	663

Gross Profit	1,637	1,346	4,471	4,766
	65%	75%	61%	72%
Operating Expenses
General & administrative	1,162	1,130	3,524	3,372
Sales and marketing	955	996	2,719	2,510
Research and development	855	614	2,342	1,969
Depreciation and amortization	147	172	460	534
Total Operating Expenses	3,119	2,912	9,045	8,385

Loss from operations	(1,482)	(1,566)	(4,574)	(3,619)

Interest (income) expense, net	(31)	(1)	(42)	5,188
Other income, net	(86)	(12)	(135)	(41)

Loss from contining operations before income taxes	(1,365)	(1,553)	(4,397)	(8,766)

Income taxes	0	0	0	0

Loss from continuing operations	(1,365)	(1,553)	(4,397)	(8,766)

Discontinued operations:
Gain (loss) from operations of discontinued Digital
Imaging Asia Pacific Component (including gain of $233 in 2005)	(0)	49	223	31
Income tax benefit (expense)	0	0	0	0
Gain (loss) on discontinued operations	(0)	49	223	31

Net loss	$(1,365)	$(1,504)	$(4,174)	$(8,735)

Per share data - basic and diluted
Net loss from continuing operations	(0.10)	(0.13)	$(0.36)	$(0.75)
Discontinued operations	$(0.00)	$0.00	$0.02	$0.00
Net loss per common share	$(0.10)	$(0.13)	$(0.34)	$(0.75)

Basic and diluted common shares	13,209,856	11,940,359	12,456,194	11,659,626

CONSOLIDATED BALANCE SHEETS

In thousands

	September 30,	Dececember, 31
	2005	2004
Assets:
Cash	$2,230	$2,912
Restricted cash and cash equivalents	106	106
Accounts receivable, net	1,716	1,797
Inventories	611	1,097
Other current assets	244	247
Property and equipment, net	496	510
Other assets	705	628
Intangible assets, net	541	764
Goodwill	4,661	5,298
Total Assets	$11,310	$13,359

Liabilities and Shareholders’ Equity:
Current liabilities	$3,409	$4,281
Pension obligation	783	812
Stockholders’ equity	7,118	8,266
Total Liabilities and Shareholders’ Equity	$11,310	$13,359